Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

NXP SEMICONDUCTORS N.V.

NXP B.V.

NXP FUNDING LLC

NXP USA, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Debt	2.700% Senior Notes due 2025	457(f)	$500,000,000	100%	$500,000,000	$92.70 per million	$46,350
	Debt	3.875% Senior Notes due 2026	457(f)	$750,000,000	100%	$750,000,000	$92.70 per million	$69,525
	Debt	3.150% Senior Notes due 2027	457(f)	$500,000,000	100%	$500,000,000	$92.70 per million	$46,350
	Debt	4.300% Senior Notes due 2029	457(f)	$1,000,000,000	100%	$1,000,000,000	$92.70 per million	$92,700
	Debt	3.400% Senior Notes due 2030	457(f)	$1,000,000,000	100%	$1,000,000,000	$92.70 per million	$92,700
	Debt	2.500% Senior Notes due 2031	457(f)	$1,000,000,000	100%	$1,000,000,000	$92.70 per million	$92,700
	Debt	2.650% Senior Notes due 2032	457(f)	$1,000,000,000	100%	$1,000,000,000	$92.70 per million	$92,700
	Debt	3.250% Senior Notes due 2041	457(f)	$1,000,000,000	100%	$1,000,000,000	$92.70 per million	$92,700
	Debt	3.125% Senior Notes due 2042	457(f)	$500,000,000	100%	$500,000,000	$92.70 per million	$46,350
		3.250% Senior Notes due 2051	457(f)	$500,000,000	100%	$500,000,000	$92.70 per million	$46,350
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					$7,750,000,000		$718,425
	Total Fees Previously Paid							N/A
	Total Fees Offsets							N/A
	Net Fee Due							$718,425